Exhibit 10.1

Premises Lease Agreement

Daqing Chuangye Plaza Co. Ltd.

June 8, 2009

Premises Lease Agreement

Contract No.: (  )

Lessor: Daqing Chuangye Plaza Co. Ltd. (hereinafter referred as “Party A”)

Address: Daqing High-tech Industry Development Technology Entrepreneur Park

Telephone: 0459-8105802

Fax: 0459-8105801

Deposit Bank: Bank of Communication Development Zone Branch

Bank Account: 8000203237

Lessee: Daqing Longheda Food Co. Ltd. (hereinafter referred as “Party B”)

Address:

Telephone: 13936858913

Fax:

Deposit Bank:

Bank Account:

According to the Contract Law of People’s Republic of China, through negotiation, Party A and Party B enter into this agreement (the “Agreement”) to clarify the rights and obligations of the Lessor and the Lessee.

1.

Lease Scope, Purpose of Usage, Term

1.1

Party A agrees to lease to Party B the premises located at the fifth floor of Chuangye Building owned by Party A, with a total construction area of 966.13 square meters.  Party B has sufficient knowledge of the premises leased and agrees with the lease.

1.2

Party B will use the above mentioned leased premises for business operation (subject to the business scope of its business license).

1.3

The lease term is one year from June 8, 2009 to June 7, 2010.

1.4

If Party B intends to renew the lease after the expiration of the Agreement, Party B shall notify Party A with a written notice three months prior to the expiration of the Agreement.  Party B has right of first refusal to the leased premises provided that the lease terms are the same to Party B and any third party and that Party B has fulfilled its obligations under this Agreement.

2.

Rental and Payment Method

2.1

The parties agree the rental is RMB 71693.50 per year.

2.2

Party B shall pay Party A the annual rental by cash or check in lump sum.  The rental for the second year shall be paid by cash or check in lump sum within one month before the commencement of the lease term of the second year.  The following lease will observe the above mentioned rule.

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2.3

Party B shall pay the rental by cash or check directly to the fee collecting staff of Party A or to the bank account designated by the financial department of Party A.

3.

Fees within Lease Term

3.1

During the lease term, Party B shall pay the fees for supply of water, electricity, natural gas, heat, property management due to use of the leased premises by Party B according to Property Management Agreement.  Party B shall, when paying the rental, pay the following fees together: property management fee of RMB 11593.56 per year, fee for supply of heat of RMB 36712.94. The total fee is RMB 120000.00.

3.2

Party B is entitled to use and manage the leased premises during the lease term, while the tax fee for property and land use shall be borne by Party A.

3.3

By the expiration of lease term, Party B shall settle all the expenses and fees for the lease which Party A will not be responsible for.  Party B shall be liable in case of its failure of payment of the fees causes economic losses or encumbrances to Party A or its operation.

3.4

Upon the execution of the Agreement, Party B shall pay 5% of the rental (or RMB 10,000 if 5% of rental is less than RMB 10,000) as retention.  If Party B fails to pay all the fees (rental, fees for supply of water, gas, property management, water and electricity) upon the Agreement expiration or early termination of the Agreement under special circumstances, the retention will be used to offset the unpaid fees.  The retention will return to Party B after expiration of the lease term, provided that leased premises remains in good condition and all the fees are duly paid and no breach of the Agreement.

4.

No Sub-lease, Transference

Party B may not:

4.1

Transfer or pledge the rights under the Agreement;

4.2

Sub-lease all or part of the leased premises to a third party or permit a third party to use the leased premises, or use the lease premises together with a third party, without approval by Party A; or

4.3

Use or disassemble the equipments or facilities owned by Party A.

5.

Legal Liabilities

5.1

Party A will not be liable for damages caused by fire, theft, or equipment breakdown not attributable to Party A.

5.2

Party A will not be liable for business risk of Party B occurred during the lease term;

5.3

Party A shall compensate for losses of Party B if the premises can not be used by Party B after the Agreement takes effect.

5.4

Party B shall duly pay the rental and other fees (fees for supply of water, electricity, natural gas, heat, property management) according to the Agreement.

5.5

Party B shall use the leased premises in a way consistent with Chuangye Plaza Property Management Agreement.

5.6

Party B will return to Party A the leased premises and related equipments and facilities in good condition upon expiration of the Agreement.

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5.7

In case of any following event, the Agreement will terminate automatically and Party B shall move out from the leased premises immediately while the retention will not return to Party B.  Party B will be independently responsible for the fees of moving out and losses occurred.  Party B shall also be liable for economic losses, if any, occurred by Party A.

(1)

Party B fails to pay the renal on schedule;

(2)

Party B is deregistered or Party B’s license is revoked.

5.8

Party B will compensate for economic losses of Party A due to breach by Party B.

5.9

The Agreement will terminate if part or all of the leased premises is so damaged due to natural disaster or other force majeure event, that the leased premises can not be used by Party B.  Both Party A and Party B will not be liable.  If Party A must terminate the Agreement due to national construction or force majeure, Party A shall notify Party B in writing in advance.  Party A will not be liable for the economic losses of Party B.

5.10

Either party shall notify in writing the other party in three months advance if the party intends to terminate the Agreement before the expiration of the Agreement under the circumstance there is no breach by either party during the lease term.  The parties will execute a termination letter through negotiation.  The Agreement will remain effective before the termination letter takes effect.

6.

Condition for Effectiveness

6.1

The Agreement shall take effect upon chopping by both parities.  The Agreement has four counterparts with each party keeping two.  The handover inspection letter and appendix shall be part of Agreement and equally valid.

6.2

Both parties shall negotiate for solution in case of any dispute on the rights and obligations in connection with the Agreement.  If the negotiation fails, either party may file a lawsuit with the court in the place where the premises is located.

7.

Supplemental Provision

7.1

Details regarding the property management services offered by Party A to Party B refer to the Chuangye Plaza User Manual.

7.2

All the notices issued by Party A and Party B shall be in written form.

7.3

Either party shall notify the other party in writing in case of change of residence, representative of the party.

7.4

The Agreement can be revised or supplemented according to the applicable regulations and policies.  The Agreement can also be revised by both parties, subject to applicable regulations and policies.

7.5

The issues not covered under the Agreement shall be subject to the Contract Law of People’s Republic of China.  The supplemental contract can be executed by both parties through negotiation and will be as equally valid as the Agreement.

Party A: Daqing Chuangye Plaza Co. Ltd. (Chop)

Representative: (Signature)

Party B: Daqing Longheda Food Co. Ltd. (Chop)

Representative: (Signature)

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